EXHIBIT 23(A)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-130487, 333-110194 and 33-37692 on Form S-8 and No. 333-17295 on Forms S-8 and S-3 of our reports dated August 9, 2006, relating to the consolidated financial statements of Electro Rent Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing and incorporated by reference in this Annual Report on Form 10-K of Electro Rent Corporation for the year ended May 31, 2006.
/s/ Deloitte & Touche LLP
Los Angeles, California
August 9, 2006